Exhibit 10.16

July 1, 2021

Reinaldo Acosta

[***]

Re:	Employment with Allvue Systems, LLC

Dear Reinaldo:

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) is entered into by Reinaldo Acosta (“Executive”) in exchange for the consideration set forth in Paragraph 5 of FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated October 19, 2020, by Allvue Systems, LLC (formerly known as Black Mountain Systems, LLC) (the “Company”) and Executive. This Amendment of October 19, 2020 amends the Original Employment Agreement, dated as of July 29, 2019 by and between the Company and Executive (“the “Original Employment Agreement”).

1. Release.

(a) Executive, on behalf of Executive and Executive’s heirs, spouse, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges Allvue Systems, LLC (the “Company”) and its parents, and each of their subsidiaries and affiliates, and all of their past, present and future employees, officers, directors, agents, owners, shareholders, representatives, members, attorneys, insurers and benefit plans, and all of their predecessors, successors and assigns (collectively, the “Released Parties”), from all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Executive has or may have against the Released Parties: (i) from the beginning of time through the date upon which Executive signs this Agreement; (ii) arising from or in any way related to Executive’s employment or termination of employment with any of the Released Parties; (iii) arising from or in any way related to any agreement with any of the Released Parties; and/or (iv) arising from or in any way related to awards, policies, plans, programs or practices of any of the Released Parties that may apply to Executive or in which Executive may participate, in each case, including, but not limited to, (x) any Claims for an alleged violation of any federal, state or local laws or regulations, to the extent permitted by applicable law, including, but not limited to, the Age Discrimination in Employment Act; (y) any Claims for negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior; and (z) any Claims for wages, commissions, incentive pay, vacation, paid time off, expense reimbursements, severance pay and benefits, retention pay, benefits, notice pay, punitive damages, liquidated damages, penalties, attorneys’ fees, costs and/or expenses.

(b) Executive presents that Executive has not made assignment or transfer of any right or Claim covered by this Agreement and Executive represents that Executive is not aware of any such right or Claim.

(c) Executive understands that Executive may later discover Claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(d) This Agreement is not intended to bar any rights or Claims (i) that may not be waived by private agreement under applicable law, such as rights or Claims for workers’ compensation or unemployment insurance benefits, (ii) under the Company’s 401(k) plan (if any), and/or (iii) to indemnification rights (if any). Nothing in this Agreement is intended to prohibit the parties from bringing an action to enforce their rights (including with respect to the Severance Pay as defined in the Offer Letter) under this Agreement.

(e) Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties. Nothing in this Agreement shall prohibit Executive from receiving any monetary award to which Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2. Consultation/Voluntary Agreement. Executive acknowledges that the Company has advised Executive to consult with an attorney prior to executing this Agreement. Executive has carefully read and fully understands all of the provisions of this Agreement. Executive is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Agreement.

3. Review and Revocation Period.

(a) Executive has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Executive may sign it sooner, so long as it is after Employee’s last day of employment with the Company.

(b) Executive will have seven (7) calendar days from the date on which such Executive signs this Agreement to revoke Employee’s consent to this Agreement. Such revocation must be in writing and must be e-mailed to the address below. Notice of such revocation must be received within the seven (7) calendar days referenced above.

Allvue Systems, LLC
c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111

Facsimile:	[***]
Attention:	[***]

(c) In the event of such revocation by Employee, this Agreement shall be null and void in its entirety and Executive shall not have any rights to the consideration set forth on Exhibit A. Provided that Executive does not revoke this Agreement within the time period set forth above, this Agreement shall become effective on the eighth (8th) calendar day after the date upon which Executive signs it.

4. No Cooperation with Non-Governmental Third Parties. Subject to Section 7 below and to the maximum extent permitted by law, Executive agrees that, he will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against the Company or any other Released Parties.

5. Non disparagement. Subject to Section 7 below and to the maximum extent permitted by law, Executive shall not, directly or indirectly, make, publish or communicate (or cause to be made, published or communicated) any defamatory or disparaging statement or disclosure (whether written or oral) concerning or related to any of the Releasees, including the Company and its current or former directors, officers, members, partners, employees, direct or indirect owners, representatives, customers, clients, suppliers, investors and other associated third parties, or its businesses, business practices, prospects, products or services, in any respect.

6. Return of Company Property. Executive acknowledges and agrees that he has returned all Company property, including Company confidential information, to the Company. If Executive discovers any property of the Company after signing this Agreement, Executive shall promptly return such property to the Company.

7. Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict either party or their respective attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts Company or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law. regulation or Company policies and procedures.

8. Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Executive signs this Agreement.

9. Third-Party Beneficiaries. Executive acknowledges and agrees that all Released Parties are third-party beneficiaries of this Agreement and have the right to enforce this Agreement.

10. No Admission of Wrongdoing. Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Parties of any improper or unlawful conduct.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of any choice- of-law rules that would result in the application of another state’s laws.

12. Entire Agreement; No Oral Modifications. This Agreement sets forth Employee’s entire agreement with the Company with respect to the subject matter hereof and shall supersede all prior and contemporaneous communications, negotiations, agreements and understandings, written or oral, with respect thereto. This Agreement may not be modified, amended or waived unless mutually agreed to in writing by Executive and the Company.

IN WITNESS WHEREOF, Executive has executed this Agreement as of the below-indicated date.

EXECUTIVE

/s/ Reinaldo Acosta
(Signature)

Print Name: Reinaldo Acosta

Date:	July 1st, 2021

EXHIBIT A

1	Executive Name:	Reinaldo Acosta

2	Last Day of Employment:	June 30, 2021

3	Date By Which Release Must Be Signed and Returned:	August 30, 2021

4	Severance Amount:	Continued payment of Special Payment through December 2, 2021 paid in accordance with the Company’s general payroll practices, less any applicable deductions and withholdings required by law or authorized by you.

* All amounts are subject to applicable payroll taxes and authorized withholdings.